Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT	or	Investor Relations Counsel
Mitchell Binder		Lena Cati, 212-836-9611
President & Chief Executive Officer		Linda Latman, 212-836-9609
631-435-8300		The Equity Group Inc

ORBIT INTERNATIONAL CORP.
ANNOUNCES MANAGEMENT CHANGES

Hauppauge, New York, May 2, 2012 -- Orbit International Corp. (NASDAQ: ORBT), an electronics manufacturer and software solution provider, today announced that the Company and its Executive Vice President and Chief Operating Officer Bruce Reissman, have come to a mutual understanding in which Mr. Reissman will be stepping down from these positions as of July 31, 2012 and his employment agreement will not be renewed beyond that date.   Under Mr. Reissman’s employment agreement, he will be paid approximately $1,194,000 upon his departure.  The Company will take this charge in the first quarter ended March 31, 2012.

Additionally, Mr. Reissman will be retiring from the Board of Directors at the end of his term and will not stand for re-election at Orbit International’s Annual Meeting on June 22, 2012.

Mr. Reissman’s sales and marketing responsibilities will be assumed by Sam Berhumoglu, Vice President of Sales and Marketing of the Orbit Instrument Division.  Mr. Reissman’s operating responsibilities were assumed by Karl Schmidt, Behlman’s Chief Operating Officer in the third quarter of 2011, at which time Mr. Schmidt was named Vice President of Operations of the Orbit Instrument Division.

Orbit International Corp. is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky.  Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and COTS power solutions.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit’s operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond Orbit International's ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports.  For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.